CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 11 to the Separate Account C registration statement on Form S-6 (the "Registration Statement") of our report dated February 13, 1998, relating to the financial statements of The Guardian Separate Account C and our report dated February 10, 1998, relating to the statutory basis financial statements of The Guardian Insurance & Annuity Company, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.


/s/ Price Waterhouse LLP


Price Waterhouse LLP
New York, New York
April 28, 1998